EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (File Nos. 333-33050, 333-71620, 333-104894) and Forms S-8 (File Nos. 33-27078, 33-57887, 33-65050, 333-07283, 333-17073, 333-50353, 333-65449, 333-71249, 333-82549, 333-99271, 333-102545, 333-103341, 333-111170, 333-120620) of Micron Technology, Inc. of our report dated November 3, 2005, except as to the “Segment Information” footnote, as to which the date is February 9, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
February 9, 2006